UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XFLT Announces August 6th as New Date for Special Meeting of Shareholders to Approve the King Street Sub-Advisory Agreement

The King Street Sub-Adviser Assumes Role of Interim Sub-Adviser as of July 30th

Compelling Majority of Engaged Shareholders Voted “FOR” the King Street Sub-Adviser

Board Presents a Real Path Forward, Including Approval of Long-Term Sub-Adviser and Tender Offers

XFLT Asks Shareholders to Vote Today on the WHITE Proxy Card “FOR” the King Street Sub-Advisory Agreement at Special Meeting on August 6th

CHICAGO – July 30, 2026 – XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”) has announced August 6, 2026, as the date for the adjourned Special Meeting of Shareholders, allowing shareholders more time to review important materials related to the proxy contest, including the details of the Fund’s proposed liquidity plan and the “FOR” recommendations by two leading proxy advisors Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. LLC ("Glass Lewis”) in favor of the proposed sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XAI and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”).

As of July 30, 2026, the King Steet Sub-Adviser has begun serving as sub-adviser to XFLT pursuant to an interim contract, and the Board is asking shareholders to vote on the WHITE card “FOR” approval of the long-term sub-advisory agreement, which they believe will provide the opportunity to enhance long-term performance and increase distributions.

While a compelling majority of engaged shareholders voted for the King Street Sub-Advisory Agreement, the Investment Company Act of 1940 requires the affirmative vote of 67% of the shares present at the meeting to approve the King Street Sub-Advisory Agreement. Preliminary voting indicates that votes “FOR” the King Street Sub-Adviser by engaged shareholders would have approved the proposal if not for the impact of shares voted to abstain. Votes to abstain have the same effect as votes against the proposal. The Board encourages shareholders who voted to abstain to reconsider voting “FOR” the King Street Sub-Advisory Agreement.

The Board has adjourned the meeting to extend the time for all shareholders to vote. The Board urges shareholders to vote today on the WHITE card “FOR” the approval of the proposal to allow the King Street Sub-Adviser to continue to manage the Fund’s portfolio.

The XFLT Board is confident that the approval of the King Street Sub-Advisory Agreement is the best path forward for the Fund.

A vote “FOR” the proposal on the WHITE proxy card will provide shareholders:

•	Potential for increased distributions, improved performance over time and expanded investment opportunities in different parts of the U.S. and European credit markets.

•	A long-term investment manager in the King Street Sub-Adviser that benefits from King Street’s institutional 30-year track record investing in the U.S. and global credit markets with investment professionals based in the U.S., London, Singapore and Dubai.

•	A shareholder liquidity plan that would provide near-term liquidity and a clear discount-management framework.

○	A liquidity plan provides shareholders with near term liquidity and a clear discount-management framework. The Fund expects to conduct an initial tender offer (the “Initial Tender Offer”) for up to 12.5% of common shares at 98% of net asset value (“NAV”) within 45 days, followed by two contingent tender offers for up to an additional 12.5% of shares in total if the Fund does not achieve specified discount or NAV performance conditions.

○	Contingent tender offers designed to protect shareholders if the Fund’s discount remains wide or performance does not meaningfully improve. The contingent tender offers would provide shareholders the opportunity to sell shares at 98% of NAV unless the Fund’s market discount narrows below 15% for at least three consecutive trading days or the Fund meets the NAV performance condition of a $0.25 per share NAV increase, in addition to the current distributions for a total value creation of at least $2.95 over each 12-month measurement period.

○	The contingent tender offers are intended to reflect a meaningful performance hurdle—in addition to distributions. For example, if the current $0.225 monthly distribution is maintained, the first contingent tender will occur unless the Fund distributes approximately $2.70 per share over a 12-month period and generates an additional $0.25 per share of NAV appreciation. That equates to approximately $2.95 per share of total value creation over the measurement period, with the NAV condition adjusted for any changes in the distribution. Any increase or decrease in distributions would still require the $2.95 in value creation, as the NAV condition would adjust accordingly.

Your Vote Is Important. Vote Today “FOR” the Approval of The King Street Sub-Advisory Agreement.

How to Vote

The Board urges XFLT shareholders to follow recommendations from Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC ("Glass Lewis"), leading independent proxy advisory firms, and vote “FOR” the King Street Sub-Adviser on the WHITE Card. Use one of the following options to vote:

•	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.

•	By Phone: Call the toll-free number listed on your WHITE proxy card.

•	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

If you previously voted and want to change your vote to vote “FOR” the King Street Sub-Adviser, all you need to do is vote again following the instructions above.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About King Street Capital Management

King Street is a global alternative investment firm founded in 1995 that manages $30 billion in assets across public and private markets. The firm marries rigorous fundamental research with tactical trading and differentiated sourcing capabilities to identify investment opportunities across asset classes, up and down the capital structure. For more information, please visit www.kingstreet.com. Follow King Street Capital Management (https://edge.prnewswire.com/c/link/?t=0&l=en&o=4669072-1&h=2386047654&u=https%3A%2F%2Fwww.linkedin.com%2Fcompany%2Fkingstreet-capital-management&a=King+Street+Capital+Management) on LinkedIn.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Fund shares trade in the public markets and other factors. Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including the possible loss of principal. Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing. Please refer to the Fund’s filings with the Securities and Exchange Commission for additional information.

Media Contact:

XA Investments LLC
Kim Shepherd
Senior Consultant
kshepherd@xainvestments.com
312-623-5123
www.xainvestments.com

Prosek Partners

Pro-XAI@Prosek.com